Exhibit J

PRESS RELEASE

CMB, Frontline and Famatown agree on integrated solution for strategic and structural deadlock at Euronav

Antwerp, 9 October 2023, 8:00 AM – CMB NV (“CMB”) is pleased to announce that it has reached an agreement with Frontline plc (“Frontline”) and Famatown Finance Limited (“Famatown”), the other reference shareholders of Euronav NV (“Euronav”) (NYSE: EURN & Euronext: EURN), for an integrated solution to the current strategic and structural deadlock within Euronav. CMB and its affiliates currently own 22.93% of Euronav’s issued shares. Frontline and Famatown together own 26.12% of Euronav’s issued shares. Euronav owns 8.23% of its issued shares in treasury.

The integrated solution entails (i) the acquisition by CMB of all Euronav shares held by Frontline and Famatown (the “Share Purchase”) in parallel with (ii) the sale of 24 vessels by Euronav to Frontline or an affiliate thereof (the “Vessel Sale”) which is subject to completion of the Share Purchase (together the “Transaction”). In light of this Transaction, the arbitration proceedings between Euronav and Frontline in respect of the combination agreement entered into between them on 10 July 2022 will be terminated.

Acquisition of shares by CMB

CMB has entered into a share purchase agreement (“SPA”) with Frontline plc and Famatown (together the “Sellers”) to acquire all of the 57,479,744 Euronav shares (representing 26.12% of Euronav’s issued shares) currently owned by the Sellers for a purchase price of USD 18.43 per share.

The completion of the Share Purchase is subject to merger control approvals and approval by Euronav’s shareholders’ meeting of the conditionality of the Vessel Sale on the completion of the Share Purchase in accordance with Article 7:151 of the Belgian Code of companies and associations (the “BCCA”).

Mandatory Bid by CMB

Following completion of the Share Purchase expected in Q4 2023, CMB will launch a mandatory public takeover bid on the remaining shares in Euronav that are not already owned by CMB or its affiliates, in accordance with applicable Belgian law (the “Mandatory Bid”).

The Mandatory Bid will be launched at a price of USD 18.43 per share, reduced on a dollar-for-dollar basis by the gross amount per share of any future distributions by Euronav to its shareholders with an ex-dividend date prior to the settlement date of the Mandatory Bid. The bid price will be paid in cash.

As CMB intends to maintain Euronav’s listing on Euronext Brussels and the New York Stock Exchange, it has no intention to launch a squeeze-out bid following the closing of the Mandatory Bid.

CMB has published a notice in accordance with article 8, §1 of the Belgian Royal Decree of 27 April 2007 on public takeover bids regarding its intention to launch the Mandatory Offer subject to completion of the Share Purchase, which can be found in this link.

Sale of 24 vessels to Frontline

Concomitantly, Euronav and Frontline agreed on the sale of 24 vessels (see Annex 1) by Euronav to Frontline or an affiliate thereof for an aggregate purchase price of USD 2.35 billion, subject to completion of the Share Purchase.

The Vessel Sale is also subject to merger control approvals and approval by Euronav’s shareholders’ meeting of the conditionality of the Vessel Sale and the Termination of the Arbitration (see below) on the completion of the Share Purchase in accordance with Article 7:151 of the BCCA.

Termination of Arbitration

In light of the Transaction, the arbitration proceedings between Euronav, Frontline, Famatown, Hemen Holding Limited and Geveran Trading Co. Limited in respect of the combination agreement entered into between them on 10 July 2022 will be terminated, subject to completion of the Share Purchase (the “Termination of the Arbitration”).

Corporate governance

The transactions to which Euronav is a party, namely the Vessel Sale and the Termination of the Arbitration, fall within the scope of the related parties transactions procedure set out in article 7:116 BCCA. In accordance with this procedure, these transactions have been approved by Euronav’s supervisory board, on the advice of the committee of independent directors. Further information can be found in Euronav’s public announcement regarding this procedure in accordance with article 7:116, §4/1 BCCA.

As the Share Purchase would result in a change of control over Euronav, the conditionality of the Vessel Sale and the Termination of the Arbitration on the completion of the Share Purchase will be submitted to a special general meeting of shareholders of Euronav in accordance with article 7:151 BCCA.

CMB’s future strategy for Euronav

CMB has a clear strategy for Euronav which is based on three axes:

1.	Diversification of the fleet

CMB wants to diversify the fleet of Euronav into different shipping segments to decrease the dependence on the transportation of crude oil. This does not mean exiting the tanker business altogether, but a gradual decrease of the share of revenues coming from pure crude oil transportation by adding different shipping asset types to the Euronav portfolio.

This diversification could be realized through :

•	The acquisition of second-hand future-proof tonnage

•	The ordering of future-proof newbuildings

•	The acquisition of part or the totality of the CMB and CMB.TECH future-proof fleet (see fleet list in Annex 2)

Future-proof in CMB’s view means efficient low-carbon emitting ships and/or ships powered by hydrogen and/or ships powered by ammonia.

2.	Decarbonization of the fleet

CMB believes a key trend in shipping is offering low-emission ships to its customers. It will be crucially important to dedicate significant amounts of capital from the industry and shipping companies to the development of low-carbon engines, fuel supply systems and the production of low-carbon fuels. CMB wants Euronav to play a leading role in the decarbonization of the shipping industry and be the reference shipowner when it comes to green ships.

3.	Optimization of the existing fleet

Euronav’s fleet standards have always been excellent. By divesting less efficient/older tankers and re-investing the proceeds in newbuildings/modern second hand tonnage or technical upgrades (e.g. energy saving devices), CMB wants to optimize Euronav’s large remaining fleet of tankers to continue offering the best fleet to its customers.

Subject to completion of the transaction, CMB is investigating options for Euronav to invest part of the proceeds of the Vessel Sale to accelerate this strategy.

CMB is being assisted in respect of the Mandatory Bid by Crédit Agricole Corporate and Investment Bank, KBC Securities NV and Sociéte Générale as financial advisors, and by Argo Law and Reed Smith LLP as legal advisors.

About CMB

CMB (Compagnie Maritime Belge) is a diversified shipping and cleantech group based in Antwerp, Belgium. CMB owns and operates 150 vessels in dry bulk (Bocimar), containers (Delphis), chemicals (Bochem) and offshore wind (Windcat). CMB is also active in cleantech (CMB.TECH) and real estate (MCA Facilities, Maritime Campus Antwerp). CMB has offices in Japan, Namibia, Singapore, China, Germany, UK and The Netherlands.

More information can be found at www.cmb.be.

About Euronav

Founded in 1995, Euronav is a leading independent tanker company engaged in the ocean transportation and storage of crude oil. Euronav, incorporated in Belgium, is headquartered in Antwerp and has offices throughout Europe and Asia. Euronav is listed on Euronext Brussels and on the NYSE under the symbol ‘EURN’.

More information can be found at www.euronav.com.

Disclaimer

This announcement does not constitute a formal notification of a public takeover bid within the meaning of the Belgian Law of 1 April 2007 on public takeover bids and the Belgian Royal Decree of 27 April 2007 on public takeover bids. If the Share Purchase is completed and CMB becomes obliged to launch the Mandatory Bid, full details thereof will be included in the prospectus to be filed with the Belgian Financial Services and Markets Authority. In the event that the Share Purchase is not completed and the Mandatory Bid is not triggered, CMB will issue a further press release to that effect.

This notice is also published in Dutch. If ambiguities should arise from the different language versions, the Dutch version will prevail.

This notice does not constitute a bid to purchase securities of Euronav nor a solicitation by anyone in any jurisdiction in respect thereof. If a bid to purchase securities of Euronav through a public takeover bid is proceeded with, such bid will and can only be made on the basis of a prospectus approved by the FSMA. No action has been taken to enable a public takeover bid in any jurisdiction and no such actions will be taken before the Share Purchase is completed. Neither this notice nor any other information in respect of the matters contained herein may be supplied in any jurisdiction where a registration, qualification or any other obligation is in force or would be with regard to the content hereof or thereof. Any failure to comply with these restrictions may constitute a violation of the financial laws and regulations in such jurisdictions. CMB and its affiliates explicitly decline any liability for breach of these restrictions by any person.

Additional Information for U.S. Investors and Where to Find It

The tender offer referred to in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Euronav or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the U.S. Securities and Exchange Commission (the “SEC”) by CMB, and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by Euronav. The offer to purchase all the issued and outstanding ordinary shares of Euronav not already owned by CMB and its affiliates will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the tender offer statement on Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. U.S. SHAREHOLDERS OF EURONAV ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES. U.S. Shareholders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the tender offer that will be named in the tender offer statement on Schedule TO.

Forward-Looking Statements

This press release contains forward-looking statements related to CMB’s share purchase and the proposed tender offer for ordinary shares of Euronav, including statements regarding the structure of the proposed tender offer and the continued listing of Euronav’s shares after completion of the tender offer. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “would” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based on CMB’s expectations as of the date they were first made and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, among others, the outcome and timing of regulatory reviews and shareholder approval, and the termination of the arbitration proceedings and the timing of the launch of the tender offer. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Unless as otherwise stated or required by applicable law, CMB undertakes no obligation and does not intend to update these forward-looking statements, whether as a result of new information, future events or otherwise.

ANNEX 1 : Vessel Sale

Overview of Euronav fleet subject to Vessel Sale
Number	Vessel name	Flag	Built year	Size (dwt)	Shipyard
Very Large Crude Carrier
1	Alex	BE	2016	298,991	Hyundai
2	Alboran	LR	2016	299,000	Hyundai
3	Alice	BE	2016	299,300	Hyundai
4	Andaman	LR	2016	299,392	Hyundai
5	Anne	FR	2016	299,533	Hyundai
6	Arafura	BE	2016	298,991	Hyundai
7	Aral	BE	2016	299,999	Hyundai
8	Desirade	LR	2016	299,999	Daewoo
9	Dominica	LR	2015	299,999	Daewoo
10	Drenec	LR	2016	299,999	Daewoo
11	Amundsen	FR	2017	298,991	Hyundai
12	Aquitaine	BE	2017	298,767	Hyundai
13	Ardeche	BE	2017	298,642	Hyundai
14	Hatteras	LR	2017	297,363	Hanjin Subic
15	Heron	LR	2017	297,363	Hanjin Subic
16	Derius	LR	2019	299,995	Okpo shipyard
17	Dalis	LR	2020	299,995	Okpo Shipyard
18	Delos	BE	2021	300,200	Daewoo
19	Dickens	BE	2021	299,550	Daewoo
20	Diodorus	BE	2021	300,200	Daewoo
21	Doris	BE	2021	300,200	Daewoo
22	Camus	BE	2023	299,158	HSHI
23	Cassius	BE	2023	299,158	HSHI
24	Clovis	BE	2023	299,158	HSHI

ANNEX 2 : CMB and CMB.TECH’s future-proof fleet

Overview of CMB and CMB.TECH’s future-proof fleet
Number	Vessel name	Built date	Size	Shipyard	H2 / NH3[1]
Newcastlemax bulk carrier
1	Mineral Belgie	Jul-23	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (MAN)
2	Mineral Nederland	Aug-23	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (MAN)
3	Mineral Luxembourg	Jan-24	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (MAN)
4	Mineral France	Jan-24	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (MAN)
5	Mineral Deutschland	May-24	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (MAN); NH3 Ready
6	Mineral Italia	Jul-24	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (MAN); NH3 Ready
7	Mineral Danmark	Jul-24	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (MAN); NH3 Ready
8	Mineral Eire	Aug-24	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (MAN); NH3 Ready
9	Mineral Hellas	Sep-24	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (MAN); NH3 Ready
10	Mineral Espana	Oct-24	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (MAN); NH3 Ready
11	Mineral Portugal	Nov-24	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (WINGD); NH3 Ready
12	Mineral Osterreich	Dec-24	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (WINGD); NH3 Ready
13	Mineral Sverige	Mar-25	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (WINGD); NH3 Ready
14	Mineral Suomi	May-25	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (WINGD); NH3 Ready
15	Mineral Polska	Jul-25	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (WINGD); NH3 FITTED
16	Mineral Cesko	Sep-25	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (WINGD); NH3 FITTED
17	Mineral Slovensko	Sep-25	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (WINGD); NH3 FITTED
18	Mineral Slovenija	Oct-25	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (WINGD); NH3 FITTED
19	Mineral Malta	Nov-25	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (WINGD); NH3 FITTED
20	Mineral Kypros	Dec-25	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (WINGD); NH3 FITTED
21	Mineral Eesti	Jan-26	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (WINGD); NH3 FITTED

1 H2: Hydrogen, NH3: Ammonia

22	Mineral Latvija	Mar-26	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (WINGD); NH3 FITTED
23	Mineral Lietuva	Mar-26	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (WINGD); NH3 FITTED
24	Mineral Magyar	May-26	210,000 dwt	Qingdao Beihai Shipyard	Super-Eco (WINGD); NH3 FITTED
Container vessel
25	CMA CGM Masai Mara	Jun-23	6,000 TEU	Yangfan Shipyard	Super-Eco (MAN); NH3 Ready
26	CMA CGM Zingaro	Jan-24	6,000 TEU	Yangfan Shipyard	Super-Eco (MAN); NH3 Ready
27	CMA CGM Etosha	Jun-24	6,000 TEU	Yangfan Shipyard	Super-Eco (MAN); NH3 Ready
28	CMA CGM Dolomites	Aug-24	6,000 TEU	Yangfan Shipyard	Super-Eco (MAN); NH3 Ready
Chemical tanker
29	Bochem Houston	Jun-23	25,000 dwt	CMJL Dingheng	Super-Eco (MAN); NH3 Ready
30	Bochem Rotterdam	Oct-23	25,000 dwt	CMJL Dingheng	Super-Eco (MAN); NH3 Ready
31	Bochem Casablanca	Apr-24	25,000 dwt	CMJL Dingheng	Super-Eco (MAN); NH3 Ready
32	Bochem Shanghai	Jun-24	25,000 dwt	CMJL Dingheng	Super-Eco (MAN); NH3 Ready
33	Bochem New Orleans	Jul-24	25,000 dwt	CMJL Dingheng	Super-Eco (MAN); NH3 Ready
34	Bochem Brisbane	Sep-24	25,000 dwt	CMJL Dingheng	Super-Eco (MAN); NH3 Ready
Commissioning Service Operation Vessels
35	CSOV 552205	May-25	120 pax	Damen Vietnam	H2 powered
36	CSOV 552206	Jul-25	120 pax	Damen Vietnam	H2 powered
37	CSOV 552207	Oct-25	120 pax	Damen Vietnam	H2 powered
Crew Transfer Vessels
38	Windcat 1	Feb-04	3	AF Theriault	Volvo D16
39	Windcat 2	Apr-05	1	AF Theriault	Volvo D12
40	Windcat 3	Mar-05	1	AF Theriault	Volvo D12
41	Windcat 4	Nov-05	1	AF Theriault	Volvo D12
42	Windcat 6	Jul-07	2	AF Theriault	Volvo D16
43	Windcat 7	May-07	2	Island Boats Inc	Volvo D16
44	Windcat 10	May-08	3XLR	AF Theriault	Volvo D16
45	Windcat 11	Jul-08	3XL	AF Theriault	Volvo D16
46	Windcat 14	Mar-09	3	Kuipers Wouds.	Volvo D16
47	Windcat 15	Mar-09	3XLR	Kuipers Wouds.	Volvo D16
48	Windcat 16	Oct-08	3	AF Theriault	Volvo D16
49	Windcat 17	Mar-09	3XLR	AF Theriault	Volvo D16
50	Windcat 18	May-09	3XLR	AF Theriault	Volvo D16
51	Windcat 19	Mar-08	3XLR	AF Theriault	Volvo D16
52	Windcat 20	Sep-09	3	Kuipers Wouds.	Volvo D16
53	Windcat 21	Feb-10	3	AF Theriault	MTU 8V
54	Windcat 22	Feb-10	3XL	Kuipers Wouds.	Volvo D16
55	Windcat 23	May-10	3	AF Theriault	MTU 8V

56	Windcat 24	Jun-10	3XLR	Kuipers Wouds.	MTU 8V
57	Windcat 25	Dec-10	3	Kuipers Wouds.	MTU 8V
58	Windcat 26	Apr-11	3	Kuipers Wouds.	MTU 8V
59	Windcat 27	Apr-11	3	AF Theriault	MTU 8V
60	Windcat 28	Mar-12	3	Kuipers Wouds.	MTU 8V
61	Windcat 29	Aug-11	3XL	AF Theriault	MTU 8V
62	Windcat 30	Oct-12	3RW	Kuipers Wouds.	Volvo D16
63	Windcat 31	Apr-13	3RW	Kuipers Wouds.	Volvo D16
64	Windcat 32	Jul-13	3RW	Kuipers Wouds.	Volvo D16
65	Windcat 33	Dec-13	3RW	Kuipers Wouds.	Volvo D16
66	Windcat 34	Oct-13	3,2XL	Kuipers Wouds.	Volvo D16
67	Windcat 35	Apr-14	3,2	Kuipers Wouds.	Volvo D16
68	Windcat 36	Sep-14	3,2	Kuipers Wouds.	Volvo D16
69	Windcat 37	Feb-15	3,2XL	Kuipers Wouds.	Volvo D16
70	Windcat 38	Jul-15	3,2	Kuipers Wouds.	Volvo D16
71	Windcat 39	Jan-16	3,2	Kuipers Wouds.	Volvo D16
72	Windcat 40	Apr-17	3,5	Kuipers Wouds.	MTU 8V
73	Windcat 41	Jan-18	3,5	Kuipers Wouds.	MTU 8V
74	Windcat 42	Jun-18	3,5	Kuipers Wouds.	MTU 8V
75	Windcat 43	Nov-18	3,5	Kuipers Wouds.	MTU 8V
76	Windcat 44	Apr-19	3,5	Kuipers Wouds.	MTU 8V
77	Windcat 45	Sep-19	3,5	Kuipers Wouds.	MTU 8V
78	Windcat 46	Mar-20	3,5	Kuipers Wouds.	MTU 8V
79	Windcat 47	Sep-20	3,5	Kuipers Wouds.	MTU 8V
80	Windcat 48	Oct-21	H2	Kuipers Wouds.	MAN H2
81	Windcat 49	Jul-21	3,5	Kuipers Wouds.	MAN H2
82	Windcat 50	Mar-22	3,5	Kuipers Wouds.	MTU 8V
83	Windcat 51	May-22	3,5	Kuipers Wouds.	MTU 8V
84	Windcat 52	Jan-22	3,5	Neptune Constr.	MAN H2
85	Windcat 53	Jul-22	3,5	Neptune Constr.	MAN H2
86	Windcat 54	Dec-22	3,5	Neptune Constr.	MAN H2
87	Windcat 55	Jan-23	3,5	Kuipers Wouds.	MAN H2
88	Windcat 56	Jan-24	3,5	Neptune Constr.	MAN H2
89	Windcat 57	Mar-24	3,5	Kuipers Wouds.	MAN H2
90	Windcat 58	Aug-24	5	Neptune Constr.	MAN H2
91	Windcat 59	Nov-24	5	Kuipers Wouds.	MAN H2
92	Windcat 60	Dec-24	5	Kuipers Wouds.	MAN H2
93	Windcat 101	Apr-11	4	Bloemsma vBremen	MTU 8V
94	Dorothea	Feb-11	n.a.	South Boats Special Projects	Scania D16